Exhibit 10.1

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Agreement”) is made as of April 26, 2006 (the “Effective Date”) by and between Firstwave Technologies, Inc., a corporation organized and existing under the laws of Georgia whose address is Suite E400, 5775 Glenridge Drive, Atlanta, Georgia 30328 (“Firstwave”), and Galactus Software LLP, a limited liability partnership existing under the laws of the State of Florida whose address is 1106 SE 12th Ct., Suite A, Cape Coral, Florida 33990(“Galactus”) (each individually a “Party” and collectively the “Parties.”).

RECITALS

Firstwave desires to assign ownership of the Software owned by Firstwave in exchange for Galactus’s payment by Cashier’s Check of Five Hundred Thousand Dollars ($500,000US). In consideration of the mutual promises set forth herein and of other legal and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to the following terms, intending to be legally bound thereby.

I. DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1 CRM Market. “CRM Market” has the meaning set forth at Section 2.2.3 hereof.

1.2 Effective Date.“Effective Date” means the date first set forth above.

1.3 Mark(s).“Mark(s)” means trademark(s), service mark(s), logos, trade dress, designs and the goodwill of the business symbolized thereby.

1.4 Software.“Software” means (i) all worldwide rights, title and interest in or to any and all computer programs (in both object code or source code form), designs, inventions (whether patentable or not), pictures, audio, video, artistic works, and works of authorship that represent or are embodied in the Firstwave Integrated Development Environment software tool more particularly identified at Exhibit A hereto (including without limitation any documentation and/or user manuals therefor) as the same exist as of the Effective Date, along with (ii) all intellectual property rights or other proprietary rights embodied by any of the foregoing (including without limitation all rights under patent, copyright, trade secret, or confidential information law), but specifically excluding any rights in Mark(s) which are proprietary to Firstwave.

II. DELIVERY; ASSIGNMENT; COVENANTS AND EXCLUSIVE LICENSES

2.1 Delivery & Inspection; Assignment; Ownership of Improvements. On the Effective Date, Firstwave shall deliver to Galactus, and Galactus shall have five (5) business days to inspect, the Software, and Galactus may accept the Software or may reject the Software for any reason in its sole discretion. Notice of acceptance or rejection may be given verbally or in writing notwithstanding any provision of this Agreement to the contrary. The date of Galactus's notice to Firstwave that it has accepted the Software will be the "Assignment Effective Date." As of the Assignment Effective Date, Firstwave hereby assigns to Galactus, free and clear of all mortgages, liens, security interests, encumbrances, encroachments, claims, charges, assessments and restrictions of any kind or character, inchoate or choate, right, title and interest in the Software, subject to the rights granted to Firstwave hereunder as set forth in Section 2.2 below. Each Party agrees and acknowledges that any modifications, enhancements, improvements and/or derivative works made or developed with regard to the Software (hereinafter “Derivative Works”) by a Party after the Effective Date shall, as between the Parties, be the sole and exclusive property of the Party making or developing such Derivative Works, and nothing in this Agreement shall be construed to grant to the other Party any right, title or interest in or to such Derivative Works.

2.2 Covenants; Exclusive Licenses.

2.2.1 Each Party agrees and acknowledges that this Agreement does not grant to such Party, and such Party shall not make any use whatsoever, during the term of this Agreement or thereafter, of (i) Mark(s) which are proprietary to the other Party, or (ii) any trademark, service mark, logo, trade dress or design which is confusingly similar to, or a colorable imitation of, any Mark(s) proprietary to the other Party, or (iii) any word, symbol, character, or set of words, symbols, or characters which in any language would be identified as the equivalent of any Mark(s) (or any part thereof) proprietary to the other Party or that are otherwise confusingly similar to, or a colorable imitation of, any Mark(s) (or any part thereof) proprietary to the other Party.

2.2.2 After the Assignment Effective Date hereof, Firstwave hereby agrees that it shall not use, nor permit any third party to use, the Software to create, market, license, distribute, or sell, on its own behalf or in the service of others, directly or indirectly via any third party, any product (including without limitation computer software) or service for use, license or sale, except as expressly permitted by this Agreement.

2.2.3 Galactus hereby agrees that it shall not disclose or use, nor permit any third party to use, the Software to create, market, license, distribute or sell, on its own behalf or in the service of others, directly or indirectly via any third party, any product (including without limitation computer software) or service for use in the business processes of customer relationship management (the “CRM Market”).

2.2.4 As of the Assignment Effective Date, and effective precisely contemporaneously with the effectiveness of the assignment described at Section 2.1, Galactus hereby grants to Firstwave an exclusive perpetual, irrevocable, worldwide, royalty-free, transferable right and license to use the Software (i) to create, market, license, distribute and sell, on its own behalf or in the service of others, directly or indirectly via any third party, any product (including without limitation computer software) or service for use in the CRM Market, and (ii) as necessary to continue to perform its obligations and grant the rights granted to (a) First Sports International (“FSI”) pursuant to that certain agreement entered into between Firstwave and FSI on June 3, 2005, and (b) M1Global (“M1”) pursuant to that certain agreement entered into between Firstwave and M1 on October 10, 2005 (collectively referred to as “Third Party Agreements”). Galactus acknowledges that it has received and reviewed copies of such Third Party Agreements and agrees that (1) the rights granted in this Agreement shall not diminish any rights granted to FSI or M1 in such Third Party Agreements, and (2) M1 has the right to continue creating products that embed Firstwave technologies, including, without limitation, the Software.

2.2.5 The Parties specifically agree that they and any trustee in bankruptcy shall abide by the terms of Section 365(n) of the Bankruptcy Code with respect to this Agreement.

2.2.6  With the exception of employment offers to Edgar M. Pass ("Pass") by Galactus (with the Parties acknowledging that Galactus may and will make an offer of employment to Pass), for a period of one (1) year following the Effective Date of this Agreement, neither Party shall, without the prior written consent of the other Party, either directly or indirectly, on its own behalf or in the service of or on behalf of others, divert, solicit, entice or hire away (or seek to divert, solicit, entire or hire away) from the employment of the other Party, any person employed (or any person who has been so employed in the preceding twelve (12) months) by the other Party nor will either Party, for a period of one (1) year following the Effective Date of this Agreement, without the prior written consent of the other Party, offer employment to any employee of the other Party during the six (6) month period immediately following the employee’s termination, excluding Pass. In the event Pass’ employment with Galactus is terminated by Galactus for any reason, Galactus acknowledges and agrees that Firstwave may offer employment to Pass notwithstanding the foregoing nonsolicitation restriction; in the event Pass’ employment with Galactus is terminated by Pass for any reason, Galactus and Firstwave agree to negotiate in good faith to resolve Firstwave’s nonsolicitation restriction. For purposes of this Agreement, the term “employee” shall mean a person employed by the other Party (and, in the case where the “other Party” is Firstwave, shall also include those former Firstwave employees currently employed by M1 Global) with whom the first Party has had significant contacts in the performance of this Agreement, whether or not such employee is a full or part-time employee and whether or not such employment is pursuant to a written agreement, for a determined period or at will.

Galactus acknowledges that Edgar M. Pass (“Pass”) has been a key technical resource to Firstwave for many years and possesses unique knowledge regarding Firstwave technology. Because of Pass’ skill, Galactus agrees to provide the services of Pass to Firstwave at Galactus’s actual hourly cost (total annual salary and other compensation plus health benefits divided by 2080) at Firstwave’s request for a minimum period of one business working day (8 hours) per business week; any additional Pass time requested by Firstwave in a given business week will be permitted at the discretion of Galactus.  Unused Pass time shall accrue and may be utilized by Firstwave on an as-needed basis for services such as those described below; provided, however, that, with respect to any given business week, Galactus shall not be obligated to make Pass available for more than one business working day (8 hours) in such business week, notwithstanding the amount of unused time accrued, though Galactus will act in good faith when considering Firstwave's requests for additional Pass time.

2.3 Further Assurances. Each Party hereby agrees to take such actions, provide such information, and execute all such documents as both Parties agree may be reasonably necessary to transfer, perfect, defend and confirm such other Party’s rights in the Software at the requesting Party’s expense. Without limiting the foregoing, Firstwave specifically agrees to take such actions, provide such information, and execute all such documents as reasonably necessary for Galactus to register the copyrights in the Software and for Galactus to perfect the assignments herein by recording same with the United States Copyright Office. The foregoing obligations under this Section 2.3 shall survive termination or expiration of this Agreement for any reason.

2.4 Infringement by Third Parties. If either Party becomes aware of infringement by any third party of any right of either Party in or to the Software, the Party obtaining such knowledge shall promptly advise such other Party of all relevant facts and circumstances pertaining to the potential infringement. Each Party shall have the right to enforce any rights in the Software against such infringement, at its own expense, and each Party shall cooperate with the other in such effort, at the requesting Party’s expense.

III. PAYMENT

In consideration of the delivery of the Software by Firstwave to Galactus pursuant to Section 2 above, Galactus shall deliver to an escrow agent mutually agreeable to the Parties ("Escrow Agent"), on the Effective Date, a cash payment in the form of a Cashier’s Check in the principal amount of Five Hundred Thousand Dollars ($500,000.00US). The Escrow Agent shall hold and safeguard the funds free of charge to the Parties. Upon Galactus's notice to Firstwave that it has accepted the Software as described at Section 2.1, Galactus shall, in consideration of the assignment at Section 2.1, cause the Escrow Agent to release the funds held in escrow to Firstwave. In the event that Galactus rejects the Software, Galactus may terminate the escrow on written notice to Firstwave and the Escrow Agent, whereupon Galactus shall be entitled to the return of all funds in escrow, Galactus shall return the Software to Firstwave, and this Agreement shall be deemed terminated. The Parties agree that (i) the Escrow Agent shall have no liability whatsoever to either Party in connection with the Escrow Agent's performance with respect to the escrow, and (ii) the Escrow Agent is an intended third party beneficiary of this Agreement.

IV. REPRESENTATIONS AND WARRANTIES; INDEMNITY; LIMITATION OF LIABILITY

4.1 Representations and Warranties of Firstwave. Firstwave hereby represents and warrants to Galactus that:

4.1.1 Firstwave has the lawful right and authority to enter into this Agreement and perform the covenants, and to grant the assignment contained herein without the further consent of any third party;

4.1.2 the Software and all copies of same delivered to Galactus contain only original works of authorship and other subject matter created by or for Firstwave and are not subject to any mortgages, liens, security interests, encumbrances, encroachments, claims, charges, assessments or restrictions of any kind or character, inchoate or choate;

4.1.3 immediately prior to the assignment described at Section 2.1 herein, Firstwave was the sole owner of the Software and, immediately after the assignment described at Section 2.1 herein, Galactus shall be the sole owner of the Software, subject to the rights granted to Firstwave as set forth in Section 2.2;

4.1.4 Firstwave has not filed nor caused to be filed, nor, to Firstwave’s knowledge, has any third party filed, with respect to any portion of the Software, any patent applications, provisional or otherwise;

4.1.5 no portion of the Software infringes any copyright, patent, trade secret or other proprietary right of any third party; provided, however, that the foregoing representation and warranty shall not be deemed breached with respect to any infringement which was or may be caused by modifications to the Software by Galactus or a third party, or the combination by Galactus or a third party of the Software with any other good or service of Galactus or a third party, if the Software, standing alone and unmodified as it existed on the Effective Date, would not give rise to such infringement;

4.1.6 there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending or threatened, against Firstwave with respect to the Software or any rights therein or related thereto, and to the best of Firstwave’s knowledge, there are no acts, facts, circumstances, events or conditions occurred or existing which are a basis for any such action, suit or proceeding;

4.1.7 all design documentation, user documentation, and source code for the Software will be provided as it exists on the Effective Date.

4.2 Representations and Warranties of Galactus. Galactus hereby represents and warrants to Firstwave that:

4.2.1 Galactus has the lawful right and authority to enter into this Agreement and perform the covenants contained herein without the further consent of any third party.

4.3 Exclusion of Other Warranties. THE FOREGOING WARRANTIES BY EACH PARTY IN THIS SECTION 4 ARE IN LIEU OF ALL OTHER WARRANTIES BY EITHER PARTY, EXPRESS OR IMPLIED, CONTRACTUAL OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.4 Indemnity. Each Party shall defend, indemnify and hold harmless the other Party and its successors or assigns, subsidiaries, officers, directors, employees, agents, and independent contractors against any and all claims, liability, loss, damage, or harm (including without limitation reasonable legal and accounting fees) suffered by any of the foregoing based upon or arising from or in connection with the indemnifying Party’s breach of any representation or warranty set forth in this Section 4. The foregoing obligation shall survive termination or expiration of this Agreement for any reason. Each Party's obligations to indemnify the other hereunder shall not exceed, in the aggregate, $500,000.00US. With respect to any obligation of a Party to defend, indemnify and/or hold harmless the other Party, such obligation shall only apply where (i) the indemnified Party has notified the indemnifying Party in writing of the claim, liability, loss, damage, or harm within a reasonable time after the indemnified Party first learns of such claim or suit, (ii) the indemnifying Party will have control of the defense and all related settlement negotiations; except that the indemnifying Party will not enter into any settlement or make an admission on behalf of the indemnified Party without the indemnified Party's prior written consent, and (iii) the indemnified Party reasonably cooperates with the indemnifying Party in defense of the claim, liability, loss, damage, or harm.

4.5 Limitation of Liability. In no event shall either Party be liable to the other for loss of any special, indirect, incidental, consequential, exemplary or punitive damages, profits, business, revenue, goodwill or anticipated savings as a result of this Agreement.

V. GENERAL PROVISIONS

5.1  No Waivers. No Party shall be deemed to waive any of its rights, powers or remedies hereunder unless such waiver is in writing and signed by said Party. No delay or omission by a Party in exercising any of said rights, powers or remedies shall operate as a waiver thereof. Nor shall a waiver signed by a Party of any breach of the covenants, conditions or agreements binding on another Party on one occasion be construed as a waiver or consent to such breach on any future occasion or a waiver of any other covenant, condition, or agreement herein contained.

5.2 Assignment. No right under this Agreement may be assigned by a Party without the prior written consent of the other Party, such consent to not be unreasonably withheld, delayed or conditioned, and any attempt to do so shall be null and void; provided, however, that a Party may, without the consent of the other Party, assign all or part of this Agreement to an entity which (i) is the surviving entity in a merger with the assigning Party, or (ii) acquires all or substantially all of the assets of the Party.

5.3 Confidentiality. Firstwave acknowledges and agrees that Galactus considers the Software to be confidential information of Galactus and that the source code version of the Software is treated as a trade secret under applicable law. Firstwave will, subject to all terms and conditions of this Agreement, (i) hold the Software in trust and in strictest confidence and protect the Software in the same manner as it protects its own confidential information and trade secrets, (ii) in no event take any action causing, or fail to take the action necessary in order to prevent, such Software to lose its character as confidential information or a trade secret, as may be appropriate; and (iii) not use, reproduce, distribute, disclose or otherwise disseminate the Software except as specifically authorized under this Agreement and subject to customary obligations of confidentiality binding upon any third parties to whom the Software is distributed, disclosed or disseminated. The terms set forth herein will survive with respect to confidential information which is not a trade secret under applicable law for a period of two (2) years following the Effective Date of this Agreement for any reason. The terms set forth herein will survive with respect to trade secrets so long as the respective information qualifies as a trade secret under applicable law. The obligations under this Section 5.4 shall not apply with respect to any information (1) which Galactus has made, or has permitted any third party to make, publicly available; (2) received from a third party who lawfully acquired or developed it and who is under no obligation restricting its disclosure; (3) which is independently developed without use of the other Party’s confidential information; or (4) which must be disclosed by the disclosing Party in the discharge of its obligations to supply information for governmental, regulatory or judicial purposes or under the rules or regulations of the governing jurisdiction.

5.4 Partnership. Nothing herein contained shall be construed as creating a partnership or joint venture by or among the Parties.

5.5 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

5.6 Severability. Any provision of this Agreement held or determined by a court (or other legal authority) of competent jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (i) invalidating the remaining provisions of this Agreement in that jurisdiction or (ii) affecting the legality, validity or enforceability of such provision in any other jurisdiction.

5.7 Time of Essence. Time is of the essence of this Agreement.

5.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and is intended as the Parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, and may be amended or modified only by an instrument in writing signed by are Parties.

5.9 Notices. Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid. All notices given under this Agreement shall be addressed, in the case of Firstwave, as follows:

Firstwave Technologies, Inc.
Suite E400
5775 Glenridge Drive
Atlanta, GA 30328
770.250.0351
Attention: Richard T. Brock, CEO

with a copy to:

James Walker IV, Esq.
Morris Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Tel: (404) 504-7687
Fax: (404) 364-3172

and in the case of Galactus, as follows:

Galactus Software LLP
Suite A
1106 SE 12th Ct
Cape Coral, Florida 33990
Tel: (239) 772-4848
Fax: (239) 772-4231
Attention: Michael Rigby, Senior Vice President
with a copy to:

Michael K. Stewart, Esq.
Friend, Hudak & Harris, LLP
Three Ravinia Drive, Suite 1450
Atlanta, Georgia 30346
Tel: (770) 399-9500
Fax: (770) 395-0000

or to such other addresses of which the Parties have been advised in writing by any of the above-described means.

5.10 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. THE STATE COURTS IN AND FEDERAL COURTS FOR GWINNETT COUNTY, GEORGIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR ALL MATTERS RELATING TO THIS AGREEMENT AND EACH PARTY SIGNING THIS AGREEMENT IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION IN AND VENUE OF SUCH COURTS FOR ALL MATTERS RELATING TO THIS AGREEMENT.

5.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

FIRSTWAVE TECHNOLOGIES, INC.	GALACTUS SOFTWARE LLP
(“Firstwave”)	(“Galactus”)

By:________________________	By:_________________________
Authorized Signature	Authorized Signature

________________________	_________________________
Name	Name

________________________	_________________________
Title Title

EXHIBIT "A"

SOFTWARE

Firstwave IDE Product

The Firstwave IDE provides a graphical screen builder, workflow designer, and data object layer, integrated into a single development environment. This environment is capable of interacting with other .Net tools such as Microsoft Visual Studio and BizTalk.

Integrated development environment
-	Drag - and - drop capabilities
-	Data - related interface
o	Import database schema from SQL Server or Oracle databases
o	Create data entities and relationships from schema
o	Create/modify business entities and relationships from data entities and relationships
o	Attach business logic plug-ins to business entities and relationships
o	Create standardized queries based on business entities
-	Screen - related interface
o	Create screens based on standard browser controls
o	Access business entities and relationships from screens
o	Attach browser-based business logic to screens
-	Workflow - related interface
o	Create business process workflows using graphical
o	Access business entities and relationships from workflows
o	Control workflows through embedded business logic
o	Attach external business logic to workflows

Application generation
-	Object data interface
o	Standard database operations - add, create, insert, delete, select
o	Business logic associated with entities and operations
-	Screen interface
o	Screen conversion from graphical format to web pages
o	Business logic associated with browser operations
-	Workflow interface
o	Workflow conversion from flowchart to application
o	Business logic associated with processes

Infrastructure
-	Design-time infrastructure to support the integrated development environment
-	Run-time infrastructure to support the application within the web server environment

Third-party integration
-	Applications and infrastructure may be invoked from third-party applications
-	Applications may invoke processes associated with third-party applications
-	Application capabilities may be accessed remotely through standard web services